Exhibit 3.1

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY Company Name: EQONEX LIMITED (name change effective from 13/10/2021) UEN: 201932954C This is to confirm that the company was incorporated under the Companies Act, on and from 01/10/2019 and that the company is a PUBLIC COMPANY LIMITED BY SHARES. The company was formerly known as: S/N Company Name Effective From 1. DIGINEX LIMITED 07/12/2019 2. DIGITAL INNOVATIVE LIMITED 01/10/2019 (Note: Only the five (5) most recent former names are listed. Any change in company name effected before 13 Jan 2003 will not be listed) TAN YONG TAT ASST REGISTRAR OF COMPANIES & BUSINESS NAMES ACCOUNTING AND CORPORATE REGULATORY AUTHORITY SINGAPORE Dated: 13/10/2021 Receipt Number: ACRA211013174099 Authentication No.: F21830615X